POWER OF ATTORNEY

I, Klaus Kleinfeld, do hereby nominate,
constitute and appoint each of Michael S. Helfer,
Shelley J. Dropkin, Glenn S. Gray and Joseph B.
Wollard as my true and lawful attorneys-in-fact
and agents, to act in my name, place and stead,
to perform any and all acts and things and to
execute any and all instruments and documents
on my behalf in connection with the filings to
be made with the Securities and Exchange Commission
pursuant to Section 16 of the Securities Exchange
Act of 1934, as amended, and the rules and regulations
promulgated thereunder, including but not limited to the
preparation and filing of Forms 3, 4 and 5 and any
amendments thereto, as they relate to my beneficial
ownership of Citigroup Inc. securities, and to execute
and deliver any other documents or reports as may be
necessary in connection therewith.I hereby give and grant
to the above-named attorneys-in-fact full power and
authority to undertake any and all actions deemed necessary, proper or convenient in connection with the above-stated
reporting requirements as fully as I might or could do if
personally present to execute and deliver such documents.
I hereby consent to, ratify and confirm all that the said
attorneys-in-fact shall do or cause to be done by virtue of
this Power of Attorney.  This Power of Attorney shall remain in full force and effect from this date forward until revoked or modified by me. This Power of Attorney shall not be affected by the subsequent disability or incompetence of the principal.
I hereby revoke any prior Powers of Attorney relating to the foregoing acts.

IN WITNESS WHEREOF, I have hereunto signed my name this 25th day of July, 2005.

  /s/ Klaus Kleinfeld
  Klaus Kleinfeld

STATE OF BAVARIA
    ss.:
COUNTY OF MUNICH

On the 25th day of July, 2005 before me personally came Klaus Kleinfeld to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.

/s/ Manfred Asam
Notary Public